Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
RESTATED CERTIFICATE OF INCORPORATION OF AZIYO BIOLOGICS, INC.

Aziyo Biologics, Inc. (“Aziyo”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.     This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the corporation’s Restated Certificate of Incorporation filed with the Secretary of State on October 13, 2020 (the “Certificate of Incorporation”).

2.     The title of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

Restated Certificate of Incorporation of Elutia Inc.

3.     The first paragraph of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

The name of the corporation is Elutia Inc. The corporation was incorporated as Aziyo Biologics, Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 6, 2015. This Restated Certificate of Incorporation of the corporation was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation is hereby amended, integrated and restated to read in its entirety as follows:

4.     Article FIRST of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST: The name of the Corporation is Elutia Inc. (the “Corporation”).

5.     The effective time of this Certificate of Amendment shall be 4:00 p.m. Eastern Daylight Time on September 6, 2023.

6.     All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, Aziyo has caused this Certificate of Amendment to be signed by C. Randal Mills, its President and Chief Executive Officer, this 6th day of September, 2023.

By:	/s/ C. Randal Mills
C. Randal Mills
Title: President and Chief Executive Officer

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